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                                                           Exhibit EX-99.h.1.vi


               AMENDMENT TO INVESTMENT COMPANY SERVICES AGREEMENT

         This Amendment dated as of May 1, 2001 made by and between Matthews International Funds, a Delaware business trust (the "Trust") operating as a registered investment company under the Investment Company Act of 1940, as amended, and duly organized and existing under the laws of the State of Delaware and PFPC Inc., f/k/a First Data Investor Services Group, Inc. ("PFPC"), a Massachusetts corporation (the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Parties originally entered into an Investment Company Services Agreement dated October 1, 1997 (as amended and supplemented, the "Agreement"), wherein PFPC agreed to provide certain services to the Trust; and

         WHEREAS, the Parties wish to amend certain terms of the Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. All references in the Agreement (including any Exhibits and Schedules thereto) to "First Data Investor Services Group, Inc." and "Investor Services Group" are hereby deleted and replaced with "PFPC Inc." and "PFPC" respectively.

2. Schedule A of the Agreement "Services to be Provided by PFPC" is hereby amended by deleting Section 4 "Services Related to Custody Administration" thereof in its entirety.

3. Schedule B of the Agreement "Fee Schedule for Matthews International Funds" is hereby deleted in its entirety and replaced with the attached Schedule B.

4. Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed. In the event of a conflict between the terms hereof and the Agreement this Amendment shall control.

5. This Amendment constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supercedes all prior communications with respect thereto.



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     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first written above.

Matthews International Funds                 PFPC Inc.


By: /s/ Mark W. Headley                      By: /s/ Stephen M. Wynn
    --------------------------------             ------------------------------

Title: Vice President                        Title: Executive Vice President
       -----------------------------               ----------------------------




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                                                                      Schedule B


                                  FEE SCHEDULE
                                       FOR
                          MATTHEWS INTERNATIONAL FUNDS


I.        Accounting and Financial Administration Services

          A.   ASSET BASED FEES:
          The following annual fee will be calculated based upon each portfolio's average net assets and payable monthly:

          .1000% of first $250 million of average net assets; .0750% of next $250 million of average net assets; .0500% of next $250 million of average net assets; and, .03% of average net assets in excess of $750 million.

          B.   MINIMUM MONTHLY FEE:

          $8,333 for each portfolio assuming no more than two classes per portfolio. For each class in excess of two classes additional minimum monthly fees of $250 per month per class shall paid by the Trust. The monthly minimum fee excludes out-of-pocket expenses.

          C.   VOLUNTARY WAIVER OF MINIMUM MONTHLY FEE:

          $4,167 waiver of the minimum monthly fee for the Japan Fund and Asia Technology Fund for a period of one year from the agreement date such that the minimum monthly fee is reduced to $4,166. The greater of the reduced minimum monthly or asset based fee will be charged.

II.       Transfer Agency Services

          A.   ACCOUNT FEE:

         Annual, semi-annual dividend          $10.00    per account per annum
         Quarterly dividend                    $12.00    per account per annum
         Monthly dividend                      $15.00    per account per annum
         Daily accrual dividend                $18.00    per account per annum

         Inactive account                     $  3.60    per account per annum

         An inactive account is defined as having a zero balance with no dividend payable. Inactive accounts are purged annually after year-end tax reporting.


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          B.   MONTHLY MINIMUM FEE:

          $3,000 for the first class of each portfolio; $1,375 for each additional class. The monthly minimum fee is exclusive of transaction charges, Fund/SERV\Networking charges, and out-of-pocket expenses.

          C.   TRANSACTION CHARGES:

         Master/Omnibus Account:            $ 1.00    per purchase/redemption
         Wire order desk:                   $ 4.00    per broker call to place transactions
         New Account Opening:               $  .40    per account (electronic interface)
                                            $ 5.00    per account (paper)
         12b-1 calculation:                 $  .25    per account per calculation
         IRA/Qualified Plan processing:     $12.00    per account, per annum


          D.   FUNDSERV/NETWORKING:

          NSCC Services include any or all of the following FundSERV, Networking, Commission Settlement, ACATS and Mutual Fund Profile.

          PFPC SETUP FEE:   $2,000.00     ONE TIME SETUP CHARGE PER FUND FAMILY

         PFPC Transaction Fees:
                   FundSERV                            $                 No charge
                   Networking                                            No charge
                   Commission Settlement                                 No charge
                   ACATS                                                 No charge
                   Mutual Fund Profile Service         $10.00            Per month per fund/class
                                                                        ($100 maximum per month)

          NOTE: NSCC will deduct its monthly fee (out-of-pocket expense for settlement; wire charges, etc.) on the 15th of each month from PFPC's cash settlement that day. PFPC will include these charges on its next bill as out-of-pocket expenses.

          **PLUS: out-of-pocket expense for settlements; wire charges; NSCC pickup charges; hardware, CRT's, modems; line (if required); etc.

          E. SHAREHOLDER EXPENSES (Which May be Incurred by the Fund): Billed as incurred. Shareholder expenses include but are not limited to:
          IRA/Keogh processing; exchange fees between funds; request for account transcript; returned checks; lost certificate bonding; overnight delivery as requested by the shareholder; wire fee for disbursement if requested by the shareholder, etc.


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III.     Blue Sky Services

         A.       ANNUAL FEE:

                  $75 per permit, per state

IV.      Out-of-Pocket Expenses

         The Trust will reimburse PFPC monthly for all reasonable out-of-pocket expenses, including telephone, postage, duplicating charges, forms, envelopes, overnight delivery, Federal Express, mailgrams, EDGAR filings, Blue Sky Filing fees, Fund/SERV and Networking expenses, incoming wire charges, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors and/or regulatory agencies as incurred and approved, hardware/phone lines for transmissions, microfilm/microfiche, wire fees, ACH charges, exchange fee, proxies, record retention, b/c notices, consolidated statements, account transcripts, audio response, ad hoc reports/labels/user tapes, conversion expenses, development/programming costs, travel expenses, training expenses and expenses incurred at the direction of the fund, cost to obtain independent security market quotes, cost of access to data warehouse system, travel to/from Board meetings, NASD review fees, etc.


V.       Additional Services

         To the extent the Trust commences investment techniques such as Security Lending, Swaps, Leveraging, Short Sales, Derivatives, Precious Metals, or foreign currency futures and options, additional fees will apply. Activities of a non-recurring nature such as shareholder in-kinds, fund consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services, programming requests, or reports will be quoted upon request.


VI.      Allocation of Fees

         Notwithstanding the foregoing, the total of all fees payable under this Agreement shall be prorated on the basis of each series and/or class average net assets.